Exhibit 99.1

Media Information:	Investors:
Marie Meoli, WhiteFox Marketing	Ria Marie Carlson
Lisa Zwick, Moxxi Communications	Kay Leyba
Jennifer Baier Anaya, Ingram Micro Inc.	Ingram Micro Inc.
(714) 382-2190 or (714) 382-2546	(714) 382-4400 or (714) 382-4175
or (714) 382-2692	ria.carlson@ingrammicro.com
marie.meoli@ingrammicro.com	kay.leyba@ingrammicro.com
lisa.zwick@ingrammicro.com	.
jennifer.baier@ingrammicro.com	.

INGRAM MICRO NORTH AMERICA ANNOUNCES
OUTSOURCING AND OPTIMIZATION PLAN

Consistent with its North American strategy, company realigns and consolidates key business operations and taps outsource expertise for a more flexible cost structure; positioning the company for continued profitable growth

     SANTA ANA, Calif., April 11, 2005 - Ingram Micro Inc. (NYSE: IM), the world’s largest technology distributor, today announced an outsourcing and optimization plan that will significantly improve operating efficiencies and realign and consolidate select business operations.

     A key component of the plan is an outsourcing agreement that will move transaction-oriented service and support functions – including selected North America positions in finance and shared services, customer service, vendor management and selected U.S. positions in technical support and inside sales (excluding field sales and management positions) – to a leading global business process outsource provider by the end of 2005. The company is in final negotiations with two providers and should reach a decision by month-end.

     In addition, the company will restructure and consolidate other job functions within the North American region. Approximately 550 associates in total will be affected by the actions.

     According to Keith Bradley, president, Ingram Micro North America, the plan creates a more variable cost structure by outsourcing business processes to lower-cost geographies outside North America and realigning and consolidating key customer-facing teams for a closer working relationship within Ingram Micro’s North America locations. Ultimately, these actions position the company with greater flexibility for continued profitable growth.

      “This plan supports our key business objectives and helps us deliver our expected operating income targets within the third quarter of 2005,” said Bradley. “Consistent with the company’s three-part business strategy to expand the core business, pursue new and adjacent markets and build more services capabilities, this plan further strengthens our core North American business operations. We will gain efficiencies and greater flexibility in our cost structure while maintaining a strong focus on developing innovative services and solutions that benefit our customers and vendor partners. We are committed to creating profitable growth for our channel partners, as well as Ingram Micro, both now and in the future.”

     Savings generated by the plan are expected to be approximately $10 million in 2005, starting in the second quarter, ramping up to an annualized savings of $25 million by the first quarter of 2006. Actual operating expenses for the 2004 fiscal year will serve as the baseline for the savings estimate. Total costs of the actions are estimated at approximately $26 million (approximately $18 million net of tax) of which approximately $5.5 million were incurred in the first quarter of 2005 with the remainder recorded through the fourth quarter of 2005. Nearly all the costs will be charged to operating expenses and include reorganization costs, consulting, relocation and other transition expenses associated with these actions.

      Ingram Micro is taking the following steps to ensure high quality service is maintained and a smooth transition is made for its customers and vendor partners:

  All field sales positions and management positions will remain in their existing locations.

  Over the next several months, Ingram Micro will conduct in-depth knowledge sharing and training sessions with teams established at the outsource provider and run parallel operations, as well as conduct ongoing testing and business process improvements.

  Ingram Micro will leverage the experience of its chosen business process outsource provider in preparing many FORTUNE 100 companies with executing against outsourcing strategies and proven methodologies in call center management, best-of-breed technologies and process controls.

      “We all know change - especially when it includes people - is never easy. But this is the right move for our company. We’re being careful to consider the needs of our customers, business partners, associates and shareholders throughout this process,” added Bradley. “We will substantially complete all phases of the plan by the end of 2005 for a quick pay-back of less than 18 months, with care taken to maintain our high customer service levels.”

About Ingram Micro Inc.

     As a vital link in the technology value chain, Ingram Micro creates sales and profitability opportunities for vendors and resellers through unique marketing programs, outsourced logistics services, technical support, financial services, and product aggregation and distribution. The company serves 100 countries and is the only global IT distributor with operations in Asia. Visit www.ingrammicro.com.

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05-22

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995

The matters in this press release that are forward-looking statements, including but not limited to statements about future revenues, sales levels, operating income, margins, integration costs, cost synergies, operating efficiencies, profitability, market share and rates of return, are based on current management expectations that involve certain risks which, if realized, in whole or in part, could cause such expectations to fail to be achieved and have a material adverse effect on Ingram Micro's business, financial condition and results of operations, including, without limitation: (1) intense competition, regionally and internationally, including competition from alternative business models, such as manufacturer-to-end-user selling, which may lead to reduced prices, lower sales or reduced sales growth, lower gross margins, extended payment terms with customers, increased capital investment and interest costs, bad debt risks and product supply shortages; (2) integration of our acquired businesses and similar transactions involve various risks and difficulties -- our operations may be adversely impacted by an acquisition that (i) is not suited for us, (ii) is improperly executed, or (iii) substantially increases our debt; (3) foreign exchange rate fluctuations, devaluation of a foreign currency, adverse governmental controls or actions, political or economic instability, or disruption of a foreign market, and other related risks of our international operations may adversely impact our operations in that country or globally; (4) we may not achieve the objectives of our process improvement efforts or be able to adequately adjust our cost structure in a timely fashion to remain competitive, which may cause our profitability to suffer; (5) our failure to attract new sources of profitable business from expansion of products or services or entry into new markets could negatively impact our future operating results; (6) an interruption or failure of our information systems or subversion of access or other system controls may result in a significant loss of business, assets, or competitive information; (7) significant changes in supplier terms, such as higher thresholds on sales volume before distributors may qualify for discounts and/or rebates, the overall reduction in the amount of incentives available, reduction or termination of price protection, return levels, or other inventory management programs, or reductions in payment terms, may adversely impact our results of operations or financial condition; (8) termination of a supply or services agreement with a major supplier or product supply shortages may adversely impact our results of operations; (9) changes in, or interpretations of, tax rules and regulations may adversely affect our effective tax rates or may we may be required to pay additional tax assessments; (10) we cannot predict with certainty, outcome of the SEC and U.S. Attorney’s inquiries; (11) if there is a downturn in economic conditions for an extended period of time, it will likely have an adverse impact on our business; (12) we may experience loss of business from one or more significant customers, and an increased risk of credit loss as a result of reseller customers' businesses being negatively impacted by dramatic changes in the information technology products and services industry as well as intense competition among resellers -- increased losses, if any, may not be covered by credit insurance or we may not be able to obtain credit insurance at reasonable rates or at all; (13) rapid product improvement and technological change resulting in inventory obsolescence or changes in demand may result in a decline in value of a portion of our inventory; (14) future terrorist or military actions could result in disruption to our operations or loss of assets, in certain markets or globally; (15) the loss of a key executive officer or other key employees, or changes affecting the work force such as government regulations, collective bargaining agreements or the limited availability of qualified personnel, could disrupt operations or increase our cost structure; (16) changes in our credit rating or other market factors may increase our interest expense or other costs of capital, or capital may not be available to us on acceptable terms to fund our working capital needs; (17) our failure to adequately adapt to industry changes and to manage potential growth and/or contractions could negatively impact our future operating results; (18) future periodic assessments required by current or new accounting standards such as those relating to long-lived assets, goodwill and other intangible assets and expensing of stock options may result in additional non-cash charges; (19) seasonal variations in the demand for products and services, as well as the introduction of new products, may cause variations in our quarterly results; and (20) the failure of certain shipping companies to deliver product to us, or from us to our customers, may adversely impact our results of operations.

Ingram Micro has instituted in the past and continues to institute changes to its strategies, operations and processes to address these risk factors and to mitigate their impact on Ingram Micro's results of operations and financial condition. However, no assurances can be given that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to Exhibit 99.01 of Ingram Micro's Annual Report on Form 10-K for the year ended January 1, 2005; other risks or uncertainties may be detailed from time to time in Ingram Micro's future SEC filings. Ingram Micro disclaims any duty to update any forward-looking statements.